Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
ANNOUNCES DIRECTOR SLATE FOR ANNUAL MEETING

Tulsa, Oklahoma, April 4, 2011:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that the Board of Directors has approved the following slate of nominees for election as directors at the Company’s 2011 Annual Meeting of Stockholders:  Thomas P. Capo, Maryann N. Keller, Edward C. Lumley, Richard W. Neu, John C. Pope and Scott L. Thompson.

All of the nominees currently serve on the Board of Directors and, if elected, will serve for a one-year term or until the election and qualification of their successors or as otherwise provided in the Company’s By-Laws.  Mr. Capo, who had previously announced his intention not to stand for re-election, agreed to stand for re-election at the request of the Board.

The Annual Meeting of Stockholders will take place at 9:00 a.m., C.D.T., Thursday, June 9, 2011, at the Doubletree Hotel Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,275 franchises in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Contact:

Investor Relations:
Kindra Marts
Executive Director– Investor Relations
(918) 669-2119